EXHIBIT A

IDENTIFICATION OF SUBSIDIARIES

Hon Hai Precision Industry Co., Ltd. has filed Schedule 13G pursuant to Rule 13d-1(d). As of December 31, 2000, Foxconn Holding Limited, a subsidiary of Hon Hai Precision Industry Co., Ltd., was the record owner of 2,711,771 shares of Common Stock of Alliance Fiber Optic Products, Inc.